Mail Stop 3561

      							January 24, 2006


Mr. Roberto Oliveira de Lima
Chief Executive Officer
Tele Leste Celular Participacoes S.A.
Av. Silveira Martins 1036, Cabula
41150-000 Salvador, BA, Brazil


	Re:	Tele Leste Celular Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005
		File No. 1-14481

Dear Mr. De Lima:


	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director